Exhibit 99.1

March 14, 2014

VIA E-MAIL

Bioinformatics, LLC

2111 Wildon Boulevard

Suite 250, Arlington VA 22201

Re: Certain Statement in the Registration Statement of ProteinSimple

Ladies and Gentlemen,

In connection with the proposed initial public offering (the “IPO”) of common stock of ProteinSimple, a Delaware corporation (the “Company”), the Company plans to file a registration statement on Form S-1 with the Securities and Exchange Commission Exchange Commission, as amended from time to time until it becomes effective (the “Registration Statement”)and/or make presentations to qualified institutional buyers or institutional accredited investors who are potential investors (the “Presentations”). The Company anticipates that it will make the following statement in the Registration Statement (the “Statement”) based on certain data published by BioInformatics, LLC (“BioInformatics”): “over 850,000 researchers around the world continue to use Western blots in their research and spent $2.2 billion in 2012 on the technique according to a study we commissioned from BioInformatics, LLC” The Company also anticipates that it will use a PowerPoint slide attached hereto as Exhibit A in its Presentations (the “PowerPoint Slide”). BioInformatics hereby acknowledges and agrees that: (i) the Company may use the name of BioInformatics as the source of the data made in the Statement in the Registration Statement and as the source of the data in the PowerPoint Slide in its Presentations; (ii) the Company may make immaterial modifications to the Statement and the PowerPoint Slide as the Company deems necessary and appropriate in good faith: and (iii) BioInformatics shall not disclose the Company’s plans with respect to the IPO, the Registration Statement, the Statement, the Presentations and the PowerPoint Slide, except as may be otherwise required by applicable law or regulations, by any authorized administration or governmental agency.

This Letter may be executed in one or more counterparts, and by the Company and BioInformatics in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

This Letter shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law.

ProteinSimple

3040 Oakmead Village Drive, Santa Clara, CA 95051

T 408 510 5500 F 408 510 5599

Proteinsimple.com

If the foregoing correctly reflects the understanding between us, we request that you approve this Letter and evidence such approval by singing a copy of this Letter and returning it to the undersigned.

Very truly yours,

PROTEINSIMPLE

By:	/s/ Trent Basarsky
Name: Trent Basarsky
Title: VP, Corporate Development

Agreed and accepted as of the date first written above:

BIOINFORMATICS, LLC

By:	/s/ William T. Kelly
Name: William T. Kelly
Title: President

Exhibit A

Westerns Represent a $2B+ Market

•	Most widely used protein analysis technique in existence today

•	50%+ of life sciences researchers routinely run Westerns

Source: Bioinformatics 2013.